                                                                      Exhibit 12
                BATTLE MOUNTAIN GOLD COMPANY
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          (in thousands of dollars except ratios)

Earnings Computation
Using Consolidated     Nine Months Ended
Income Statement Data     September 30,          Year Ended December 31,
- ---------------------  ----------------- ---------------------------------------
                         1993     1992    1992     1991    1990    1989    1988
                       --------  ------- -------  ------  ------  ------  ------
Income (loss) before
  income taxes and
  minority interest... $(4,281) (46,497) (46,000) (5,525) 14,056  38,950  70,835
Minority interest in
  income of majority-
  owned subsidiaries..  (3,304)    (259)  (1,182)      0       0    (197)      0
Income (loss) before
  income taxes and
  cumulative effects
  of accounting
  changes.............  (7,585) (46,756) (47,182) (5,525) 14,056  38,753  70,835
Add fixed charges
  included in income
  (loss):
    Interest Expense..   6,522    1,128    1,375   2,290     774       0       0
    Amortization of
      deferrred
      financing costs.   1,015      201      269     269     262       0       0
    Interest portion
      of rental ex-
      penses (33%)....     775      660      528     429     396     297     198
    Preferred Stock
      Dividends.......   3,909        0        0       0       0       0       0
                       -------  -------  -------  ------  ------  ------  ------
    Sub-total fixed
      charges in-
      cluded in in-
      come (loss).....  12,221    1,989    2,172   2,988   1,432     297     198
Earnings.............. $ 4,636  (44,767) (45,010) (2,537) 15,488  39,050  71,033
                       =======  =======  =======  ======  ======  ======  ======
Fixed Charges
- -------------
Included in income
  (loss).............. $12,221    1,989    2,172   2,988   1,432     297     198
Capitalized interest..   6,654    6,119    8,885   6,000   6,015   2,122       0
                       -------  -------  -------  ------  ------  ------  ------
  Total fixed charges. $18,875    8,108   11,057   8,988   7,447   2,419     198
Ratio of earnings to
  fixed charges.......      --       (1)      (1)     (1)   2.08   16.14  358.75
                       =======  =======  =======  ======  ======  ======  ======

- --------
(1) Earnings were inadequate to cover fixed charges in these periods as a result of asset write downs and other non-cash charges.